Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Amy Knapp
813-206-3916 gregg.haddad@wellcare.com	813-290-6208 amy.knapp@wellcare.com

WellCare Awarded Contract Extension
by Georgia Department of Community Health

Tampa, Florida (February 18, 2011) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that the Georgia Department of Community Health (“DCH”) is extending the term of the Georgia Families program managed care contract between DCH and WellCare of Georgia, Inc., subject to the execution of a contract amendment. The amendment is expected to extend the contract by one year to June 30, 2013. The amendment also is expected to include a renewal option allowing the contract term to be further extended by one additional year to June 30, 2014.

“The Georgia Families program is well designed and has been highly effective in improving heath care quality, access and cost,” said Alec Cunningham, WellCare’s chief executive officer. “We are delighted to have the opportunity to continue to serve our members, state customers and providers in Georgia.”

As of December 31, 2010, WellCare served approximately 566,000 children and adults in the Georgia Families program. For the year 2010, premium revenue from the program, excluding premium taxes, was $1.36 billion, which represented approximately 25% of the Company’s total premium revenue excluding premium taxes in 2010.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans.  The Company served approximately 2.2 million members nationwide as of December 31, 2010.  For more information about WellCare, please visit the Company’s Web site at www.wellcare.com.

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WCG Awarded Contract Extension by Georgia Department of Community Health

February 18, 2011

Cautionary Statement Regarding Forward-Looking Statements

This news release contains "forward-looking" statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. Our financial outlook contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare's actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare's current financial outlook for 2011 and progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and reestablishing prudent, profitable growth.

Additional information concerning these and other important risks and uncertainties can be found under the captions "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and other filings by WellCare with the U.S. Securities and Exchange Commission, which contain discussions of WellCare's business and the various factors that may affect it. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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